UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                ------------

                                  FORM 15

Certification and Notice of Termination of Registration under Section 12(g)
    of the Securities Exchange Act of 1934 or Suspension of Duty to File
       Reports Under Sections 13 and 15(d) of the Securities Exchange
                                Act of 1934.


                      Commission File Number 005-32135


                         ALAMOSA PCS HOLDINGS, INC.
           (Exact name of registrant as specified in its charter)

                              5225 S. LOOP 289
                            LUBBOCK, TEXAS 79424
                               (806) 722-1100
            (Address, including zip code, and telephone number,
     including area code, of registrant's principal executive offices)

                  COMMON STOCK, PAR VALUE $0.01 PER SHARE
                  SERIES A PREFERRED STOCK PURCHASE RIGHTS
          (Title of each class of securities covered by this form)

                                    None
     (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)



      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)    [ ]      Rule 12h-3(b)(1)(i)    [x]
        Rule 12g-4(a)(1)(ii)   [ ]      Rule 12h-3(b)(1)(ii)   [ ]
        Rule 12g-4(a)(2)(i)    [ ]      Rule 12h-3(b)(2)(i)    [ ]
        Rule 12g-4(a)(2)(ii)   [ ]      Rule 12h-3(b)(2)(ii)   [ ]
                                        Rule 15d-6             [ ]

Approximate number of holders of record as of certification or notice date: 1


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                                 SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, Alamosa PCS Holdings, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  February 23, 2001          By: /s/ Kendall W. Cowan
                                     --------------------------------
                                     Name:  Kendall W. Cowan
                                     Title: Chief Financial Officer
                                            and Secretary